UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE
AMENDMENT NO. 1 T0
REGISTRATION STATEMENT
ON
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medical Alarm Concepts Holding, Inc.
(Exact Name of Small Business Issuer in its Charter)

Nevada
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

Medical Alarm Concepts Holding, Inc.
5215-C Militia Hill Road
Plymouth Meeting, PA 19462
1 (877) 639-2929
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

 Empire Stock Transfer, Inc.
2470 Saint Rose Parkway, Suite 304
Henderson, NV 89074
(702) 988-1242
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Anslow & Jaclin, LLP
Eric M. Stein, Esq.
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Telephone No.: (732) 409-1212
Facsimile No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.0001	15,259,400	$0.25	$3,814,850	$149.92

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $0.25 was determined by the price shares were sold to our shareholders in a private placement memorandum of $.25 and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER __, 2009

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

 PROSPECTUS

15,259,400 SHARES OF
MEDICAL ALARM CONCEPTS HOLDING, INC.
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. Our common stock is presently not traded on any market or securities exchange and have no voting rights. The 15,259,400 shares of our common stock can be sold by selling security holders at a fixed price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with The Financial Industry Regulatory Authority (“FINRA”), which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  October  __, 2009

Item 3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements, before making an investment decision .

About Our Company

Medical Alarm Concepts Holding, Inc. (“Medical Alarms” or the “Company”) is a Nevada Corporation, founded on June 4, 2008. On June 24, 2008, we acquired Medical Alarm Concepts, LLC, a Pennsylvania limited liability corporation, via Share Exchange. Medical Alarm Concepts, LLC became our wholly owned subsidiary. We were organized for the purpose of providing 24-hour personal response monitoring services to the general public. We operate in Pennsylvania and plan to extend our market throughout the United States. Our product is a handheld device with a remote access feature that allows users to call for help when they are in trouble. This product is geared towards elderly people and people with health related problems that are mobile and want the ability to move from location to location but need the constant monitoring of health professionals.

Medical Alarm Concepts has taken the proven PERS system and upgraded it  with a new state-of-the-art technology. We are introducing the FIRST 2-way voice  speakerphone pendant. No other PERS system on the market today offers two-way voice communication directly through the pendant. In an emergency, the current systems  requires the user to be NEAR the base station in order to communicate with the monitoring center. This leaves the user confined to a one-room radius of the base station at all times. Our system enables the user to communicate directly through their wearable pendant, leaving them free to move anywhere in and around the home.

Where You Can Find Us

Our principal executive offices are located at 5215-C Militia Hill Road, Plymouth Meeting 19462 and our telephone number is 1 (877) 639-2929.

Terms of our Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock they purchased from the Company via our private placement that concluded on July 14, 2008. The offering was for a maximum of 400,000 shares at $0.25 per share for an aggregate offering price of $100,000. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $0.25 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following table provides summary consolidated financial statement data as of and for the nine-month periods ended June 30, 2009 and 2008. The interim financial data for the three-month periods ended March 31, 2009 and 2008 are unaudited. The financial statement data as of and for the year ended June 30, 2009 and 2008 have been derived from our audited consolidated financial statements. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

	For the Year Ended June 30,
	(Audited)
	2009	2008 (from Inception)

Revenues	$0	$0

Total operating expenses	1,553,500	55,504

Net income (loss)	$(1,758,089)	$(55,504)

Net Income (Loss) per common share-basic and diluted	(0.04)	$0.00

BALANCE SHEET DATA:	As of June 30, 2009

Current assets	$260,395

Total assets	$2,372,604

Current liabilities	$134,984

Total liabilities	$2,923,562

Stockholders’ equity (Deficit)	$(550,958)

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words “we”, “our” or “us” refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Nevada in June 2008. We have no significant financial resources and no revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to execute our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. We are a development stage company that has never generated any revenue. If we cannot obtain sufficient funding, we may have to delay the implementation of our business strategy.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF HOWARD TEICHER AND RONNIE ADAMS. WITHOUT THEIR CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Howard Teicher and Ronnie Adams. We currently do not have employment agreements with Mr. Teicher or Mr. Adams. The loss of their services could have a material adverse effect on our business, financial condition or results of operation.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.25 for the shares of common stock was arbitrarily determined. We did not consider our financial condition and prospects, our limited operating history or the general condition of the securities market when we arbitrarily determined our offering price. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Item 4.  Use of Proceeds.

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5. Determination of Offering Price

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in July 2008 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

Item 6. Dilution.

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Item 7. Selling Security Holders.

The shares being offered for resale by the selling stockholders consist of the 15,000,000 shares of our common stock held by 19 shareholders of our common stock which we sold in our Regulation D Rule 506 offering completed in June 2008 for a price of $0.05 per share, 234,400 shares which we sold to 45 shareholders in a subsequent private placement exempt from registration under Rule 506 of Regulation D at a purchase price of $0.25 per share, and 25,000 shares issued to Anslow & Jaclin, LLP as compensation for legal services.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of October _, 2009 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to offering	Shares of common stock to be sold	Shares of common stock owned after offering	Percent of common stock owned after offering
MLF Group, LLC	2,225,000	2,225,000	0	0%
Rhone International Consulting, LLC	2,225,000	2,225,000	0	0%
Melechdavid, Inc.	1,687,500	1,687,500	0	0%
Brian Carp	50,000	50,000	0	0%
Charlene Khaghan	50,000	50,000	0	0%
Jeff and Amy Cohan	100,000	100,000	0	0%
Adam Cohan	25,000	25,000	0	0%
Jason Cohan	25,000	25,000	0	0%
Aaron Mckie	50,000	50,000	0	0%
Andrew Morgenstern	100,400	100,400	0	0%
Andrea Groussman	50,000	50,000	0	0%
Ashley Groussman	50,000	50,000	0	0%
Barry Honig	2,162,500	2,162,500	0	0%
Jonathan Honig	501,000	501,000	0	0%
Vladimir Slavutsky	100,000	100,000	0	0%
Jayco Consulting, Ltd.	1,500,000	1,500,000	0	0%
Borden and Goddard	1,500,000	1,500,000	0	0%
Concept Capital Venture Fund, LLC	1,300,000	1,300,000	0	0%
NM Capital Corporation	1,300,000	1,300,000	0	0%
Fanny Ralbag	400	400	0	0%
Rina Hartstein	800	800	0	0%
Marina Ventures, LLC	800	800	0	0%
Moishe Hartstein	800	800	0	0%
Aryeh Ralbag	400	400	0	0%
Gavriel Ralbag	600	600	0	0%
Gregg J. Wallace	400	400	0	0%
Nicholas Manteris	2,000	2,000	0	0%
Craig M. Colton II	2,000	2,000	0	0%
Jon Zimmer	2,000	2,000	0	0%
Huongly T. Nguyen	2,000	2,000	0	0%
Nina M. Grady	2,000	2,000	0	0%
Arlene Ortez	2,000	2,000	0	0%
Adam Daskivich	2,000	2,000	0	0%
Theory Capital Corporation	2,000	2,000	0	0%
David T. Murtha	2,000	2,000	0	0%
Kelly A. Longchamps	2,000	2,000	0	0%
Moshe Labi	10,000	10,000	0	0%
Victor Labi	10,000	10,000	0	0%
Evelia Butt	10,000	10,000	0	0%
Maurice Ades	10,000	10,000	0	0%
Gina Eydelman	10,000	10,000	0	0%
James Leonard 4 Inc.	10,000	10,000	0	0%
James Leonard Opticians, Inc.	10,000	10,000	0	0%
Edward Stoppelmann	10,000	10,000	0	0%
Yelena Furman	10,000	10,000	0	0%
Dana Mikitchuk	10,000	10,000	0	0%
Maya Furman	10,000	10,000	0	0%
David Furman	10,000	10,000	0	0%
Tatiana Mikitchuk	10,000	10,000	0	0%
Ross Furman	10,000	10,000	0	0%
Olga M. Tawil	4,000	4,000	0	0%
Yury Dubrovsky	10,000	10,000	0	0%
Marc M. Radin	10,000	10,000	0	0%
Barry Hersh	400	400	0	0%
Phyllis Dupler	10,000	10,000	0	0%
Franklin Loria	10,000	10,000	0	0%
Noah Feinberg	400	400	0	0%
Richard J. Fatzinger	10,000	10,000	0	0%
Rosario Cannone, Sr.	10,000	10,000	0	0%
Cynthia Low	1,000	1,000	0	0%
Ronald Low	1,000	1,000	0	0%
Rachel Low	1,000	1,000	0	0%
Elizabeth Honig	1,000	1,000	0	0%
Richard Anslow	11,000	11,000	0	0%
Gregg Jaclin	10,000	10,000	0	0%
Eric Stein	4,000	4,000	0	0%

 Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Item 8. Plan of Distribution.

The selling security holders may sell some or all of their shares at a fixed price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.25 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

O	ordinary brokers transactions, which may include long or short sales,
O	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
O	through direct sales to purchasers or sales effected through agents,
O	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
O	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

Item 9. Description of Securities to be Registered.

General

Our authorized capital stock consists of 800,000,000 shares of common stock, $0.0001 par value per share and 80,000,000 shares of preferred stock, par value $0.0001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We were originally authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share.  Currently we have 45,259,400 shares of common stock issued and outstanding.

On September 21, 2009, our Board of Directors and majority shareholders resolved to amend the Articles of Incorporation to increase the number of authorized shares of our common stock, par value $0.0001, from 100,000,000 to 800,000,000 shares.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this private placement are fully paid and non-assessable.  We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.  All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Preferred Stock

We were originally authorized to issue 50,000,000 shares of preferred stock, $0.0001 par value per share.  Currently, we have 30,000,000 preferred shares issued and outstanding and designated as Series A Preferred Stock. The Series A Preferred Shares do not have voting rights but do convert to common stock at a rate of 1 share of common stock for every preferred share issued, however, the preferred shares cannot be converted if conversion would cause the holder to own more than 5% of the issued and outstanding common stock.

Dividends

We have not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

Item 10. Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Li & Company, PC to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Item 11. Information with Respect to the Registrant.

Organization Within Last Five Years

We were incorporated in June 2008 in the State of Nevada.  In June 2008, we issued 30,000,000 founders shares at par value of $0.0001 in consideration for services provided in establishing the corporation. In June 2008 we completed an offering pursuant to Section 4(2) where we sold 15,000,000 shares at $0.05 per share to 15 entities. On June 24, 2008, we acquired via Share Exchange Agreement, Medical Alarm Concepts, LLC, a Pennsylvania limited liability corporation. In July 2007, we closed a subsequent private placement in which we sold 234,400 common shares at $0.25 per share pursuant to Rule 506 of Regulation D.

DESCRIPTION OF BUSINESS

General

We were formed in June 2008 and on June 24, 2008 we acquired 100% of the membership interests in Medical Alarm Concepts, LLC, a Delaware limited liability corporation. Our plan is to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions. Our product is a home communicator that connects directly to a telephone line via remote access. Our product is a medical pendent that, when activated, sends an automated digital telephone signal to a monitoring facility where a highly trained professional responds to the alert and provides the proper assistance.

Marketing

The obvious and most common use for medical alarms is as a safeguard for the elderly. While very few things can prevent falls by elderly persons, medical alarms mitigate the potential harm done if there is not a timely response to such an accident. Medical alarms are more convenient and safer than the telephone. The user wears them on their wrist, around their neck, or on their belt so that it is always accessible and easy to reach.

Marketing efforts will include advertising in print media, on the radio, and on television. Interested parties will be invited to (1) inquire about Medical Alarms through our website at www.medicalalarmconcepts.com; (2) call our 24/7 toll free telephone number; or (3) write in for information. We will offer information brochures outlining our services or fees.

Sales activity will be one-on-one personal contact with potential clients. Medical Alarms’ sales philosophy includes an in-depth discussion with our trained sales consultants to understand the potential customers desires and needs in order to recommend the appropriate plan and set-up with each individual to achieve the highest level of satisfaction in our product.

Medical Alarms will prepare a sales contract specifying dates, times, services, limits of liability, and other appropriate information to be signed and returned by the customer along with full payment in advance.

Competition

Philips Medical Systems

Philips Medical Systems, a growing leader in the growing medical device and diagnostic industry, is committed to providing innovative technology and services that enable health care providers to achieve clinical excellence. Philips is positioned to deliver solutions with unique clinical solutions with unique clinical benefits and meet health care’s challenges toady and in the future and is firmly established as a worldwide leader in most of its markets, including X-ray, ultrasound, nuclear medicine patient monitoring and automated external defibrillator devices. Its extensive portfolio includes patient monitoring and ultrasound systems, diagnostic cardiology devices, resuscitation products, X-ray, magnetic resonance, and computed tomography products, nuclear medicine and PET, integrated Cath Lab solutions, information management, and healthcare informatics.

The division is represented in more than 60 countries and employs over 20,000 people. All products are backed by Philips’ worldwide network of research and development, and sales and service organizations. Philips recent acquisition of Lifeline Medical Alarm has positioned it as the largest PERS provider with over 700,000 monitored accounts.

Life Alert Emergency Response, Inc.

Life Alert provides medical emergency response when seniors experience life-threatening events. Life Alert is the only company endorsed by Dr. C. Everett Koop, MD, former US Surgeon General. Life Alert appears on TV and in AARP magazine.

Since 1987, Life Alert has been in the business of providing emergency response services to the elderly and handicapped on a 24-hour, 7 days a week basis. Life Alert strives to provide the highest quality of services to its consumers.

Financing Offerings

March 30, 2009 Offering

On March 30, 2009, we entered into a subscription agreements with each of the Purchasers (the “Subscription Agreement”), a copy of which was attached as Exhibit 4.1 to the Form 8K filed on April 1, 2009. Pursuant to the Subscription Agreement, we executed and agreed to deliver to the Purchasers: (i) Convertible Promissory Notes in the aggregate principal amount of $467,500 (each, a “Note” and collectively, referred to as the “Notes”); and (ii) a Class A Common Stock Purchase Warrant to purchase an aggregate of 200 % of the number of shares of our Common Stock (each a “Warrant” and collectively, referred to as the “Warrants”).    A form of the Note is attached as Exhibit 4.2 to the Form 8K filed on April 1, 2009 and a form of the Warrant is attached as Exhibit 4.3 to the Form 8K filed on April 1, 2009.

The Notes mature 13 months after the Closing Date (the “Maturity Date”) and has an original issue discount of 10% but bears no additional interest.  For the term of the Note, it is convertible into shares of our common stock, par value $0.001 (the “Common Stock”) at a fixed conversion price (subject to adjustment from time to time upon the occurrence of certain events) of $0.40 (the “Fixed Conversion Price”).  From and after the Maturity Date, the Conversion Price shall be equal to the lesser of (i) the Fixed Conversion Price, or (ii) ninety percent (90%) of the average of the closing bid price of our common stock as reported by Bloomberg L.P. for the Principal Market for the five trading days preceding to the date of the conversion of the Note. If the Principal Amount with accrued interest is not paid off prior to the Maturity Date, we can pay any amounts due under this Note as of the Maturity Date within five (5) days after the Maturity Date (the “Grace Period”).  After the Grace Period, the interest rate will be increased to 10% per annum.

The Warrant is exercisable at an exercise price of $0.45 per share (the “Exercise Price”) and expires on the fifth anniversary of the Closing Date.  The Exercise Price is subject to standard adjustments and full ratchet price protection from any anti-dilution.

June 15, 2009 Offering

On June 15, 2009, we entered into a subscription agreement with each of the Purchasers (the “Subscription Agreement”), a form of which is attached to the Form 8K filed on August 3, 2009. Pursuant to the Subscription Agreement, we executed and agreed to deliver to the Purchasers: (i) Convertible Promissory Notes with a fixed conversion price of $0.40 subject to standard adjustments (each, a “Note” and collectively, referred to as the “Notes”); and (ii) a Class A Common Stock Purchase Warrant to purchase an aggregate of 200 % of the number of shares of our Common Stock that the Note is convertible into on the issue date of the Note (each a “Warrant” and collectively, referred to as the “Warrants”).

The Notes mature 13 months after the date of issuance (the “Maturity Date”) and has an original issue discount of 10% but bears no additional interest.  For the term of the Note, it is convertible into shares of our common stock, par value $0.001 (the “Common Stock”) at a fixed conversion price (subject to adjustment from time to time upon the occurrence of certain events) of $0.40 (the “Fixed Conversion Price”).  From and after the Maturity Date, the Conversion Price shall be equal to the lesser of (i) the Fixed Conversion Price, or (ii) ninety percent (90%) of the average of the closing bid price of our common stock as reported by Bloomberg L.P. for the Principal Market for the five trading days preceding to the date of the conversion of the Note. If the Principal Amount with accrued interest is not paid off prior to the Maturity Date, we can pay any amounts due under this Note as of the Maturity Date within five (5) days after the Maturity Date (the “Grace Period”).  After the Grace Period, the interest rate will be increased to 10% per annum.

The Warrant is exercisable at an exercise price of $0.45 per share (the “Exercise Price”) and expires on the fifth anniversary of the Closing Date.  The Exercise Price is subject to standard adjustments and full ratchet price protection from any anti-dilution.

DESCRIPTION OF PROPERTY

Our business office is located at 5215-C Militia Hill Road, Plymouth Meeting, PA 19462.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has traded on the OTC Bulletin Board system under the symbol “MDHI” since January 2, 2009. However, to date there has been no trading market for our Common Stock.

The market price of our common stock will be subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Our Common Stock

As of October 30, 2009, we had 42 shareholders of our common stock.

Rule 144 Shares

Shares of our common stock held by the 60 shareholders who purchased their shares in the Regulation D 506 offering by us available for resale to the public under Rule 144.  All shares held by our non-affiliate shareholders for more than six (6) months shall be available for resale under Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are also subject to the informational requirements of the Exchange Act which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information along with the registration statement, including the exhibits and schedules thereto, may be inspected at public reference facilities of the SEC at 100 F Street N.E , Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at  http://www.sec.gov.

MEDICAL ALARM CONCEPTS HOLDINGS, INC.

(A DEVELOPMENT STAGE COMPANY)

June 30, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Medical Alarm Concepts Holdings, Inc.
(A development stage company)
Plymouth Meeting, Pennsylvania

We have audited the accompanying consolidated balance sheets of Medical Alarm Concepts Holdings, Inc. (a development stage company) (the “Company”) as of June 30, 2009 and 2008 and the related consolidated statement of operations, stockholders’ equity (deficit) and cash flows for the fiscal year ended June 30, 2009, for the period from June 4, 2008 (inception) through June 30, 2008 and for the period from June 4, 2008 (inception) through June 30, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2009 and 2008 and the results of its operations and its cash flows for the fiscal year ended June 30, 2009, for the period from June 4, 2008 (inception) through June 30, 2008 and for the period from June 4, 2008 (inception) through June 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company had a deficit accumulated during the development stage and had significant losses for the period from June 4, 2008 (inception) through June 30, 2009 with no revenues since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Skillman, New Jersey
October 12, 2009

MEDICAL ALARM CONCEPTS HOLDINGS, INC.
(a development stage company)
BALANCE SHEETS

	June 30,	June 30,
	2009	2008
ASSETS

CURRENT ASSETS
Cash	$50,751	$734,157
Cash – restricted	60,000	-
Subscriptions receivable	90,000	-
Prepaid expenses	59,644	-

Total Current Assets	260,395	734,157

PROPERTY AND EQUIPMENT
Furniture and Fixtures, net	17,143	-
Office Equipment, net	9,571	-

Property and equipment, net	26,714	-

Security Deposit	2,160	5,000

PATENT, net of accumulated amortization of $416,665	2,083,335	-

TOTAL ASSETS	$2,372,604	$739,157

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$94,969	$5,211
Customer deposits	27,515	-
Accrued expenses	12,500	7,500

TOTAL CURRENT LIABILITIES	134,984	12,711

PATENT PAYABLE	2,500,000	-

Convertible Notes Payable - Face Amount	729,300	-
Less Original Issue and Note Payable Discount	(440,722)	-

TOTAL LIABILITIES	2,923,562	12,711

STOCKHOLDER’S EQUITY (DEFICIT)
Series A convertible preferred stock – at $0.0001 per value, 50,000,000 shares authorized; 30,000,000 and 0shares issued outstanding, respectively	3,000	-
Common stock – at $0.0001 per value 800,000,000 shares authorized; 45,259,400 and 45,185,800 issued and outstanding, respectively	4,526	4,519
Additional paid-in-capital	1,255,109	777,431
Deficit accumulated during the development stage	(1,813,593)	(55,504)
Total Stockholders’ Equity (Deficit)	(550,958)	726,446

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,372,604	$739,157

See accompanying notes to the financial statements

MEDICAL ALARM CONCEPTS HOLDINGS, INC.
(a development stage company)
STATEMENTS OF OPERATIONS

		The Period from	The Period from
	Twelve	June 4, 2008	June 4, 2008
	Months	(Inception)	(Inception)
	Ended	Through	Through
	June 30,	June 30,	June 30,
	2009	2008	2009

Revenue	$-	$-	$-

Operating expenses
Advertising	137,294	-	137,294
Amortization	416,665	-	416,665
Travel and entertainment	175,230	-	175,230
Research and development	130,318	-	130,318
Professional fees	161,872	19,094	180,966
Compensation	213,836	13,206	227,042
General and administration	318,285	23,204	341,489

Total Operating Expenses	1,553,500	55,504	1,609,004

Loss From Operations	(1,553,500)	(55,504)	(1,609,004)

Other income (expenses)
Interest Income	4,274	-	4,274
Interest Expense	(208,863)	-	(208,863)

Total Other Income (Expenses)	(204,589)	-	(204,589)

Loss before income taxes	(1,758,089)	(55,504)	(1,813,593)

Income tax provision	-	-	-

Net loss	$(1,758,089)	$(55,504)	$(1,813,593)

Net loss per common share – basic and diluted	$(0.04)	$(0.00)	$(0.04)

Weighted average number of common shares basic and diluted	45,253,398	38,554,963	44,794,995

See accompanying notes to the financial statements

MEDICAL ALARM CONCEPTS HOLDINGS, INC.
(a development stage company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD FROM JUNE 4, 2008 (INCEPTION) THROUGH JUNE 30, 2009

							Deficit
							Accumulated
						Additional	During the	Total
	Membership	Preferred		Common		Paid-In	Development	Stockholders'
	Units	Shares	Amount	Shares	Amount	Capital	Stage	Equity (Deficit)

June 4, 2008 (inception)	30	-	$-	-	$-	$-	$-	$-

Common Stock issued in exchange for membership Units June 24, 2008	(30)			30,000,000	3,000	(3,000)		-

Shares issued at $0.05 on June 4, 2008 (net of costs of $13,500)				15,000,000	1,500	735,000		736,500

Shares issued at $0.25 on June 12, 2008				156,800	16	39,184		39,200

Common stock issued for services				25,000	3	6,247		6,250

Net Loss							(55,504)	(55,504)

Balance June 30, 2008	-	-	-	45,181,800	4,519	777,431	(55,504)	726,446

Shares issued at $0.25 from July 1, to Nov. 12, 2008				77,600	7	19,393		19,400

Preferred stock issued for services		30,000,000	3,000					3,000

Value of Warrants Issued with notes on March 30, 2009						302,940		302,940

Value of Warrants Issued with notes on June 15, 2009						155,345		155,345

Net Loss							(1,758,089)	(1,758,089)

Balance June 30, 2009	-	30,000,000	$3,000	45,259,400	$4,526	$1,255,109	$(1,813,593)	$(550,958)

See Accounting Notes to the Financial Statement.

MEDICAL ALARM CONCEPTS HOLDINGS, INC.
(a development stage company)
STATEMENTS OF CASH FLOWS

		The Period from	The Period from
	Twelve	June 4, 2008	June 4, 2008
	Months	(Inception)	(Inception)
	Ended	Through	Through
	June 30,	June 30,	June 30,
	2009	2008	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,758,089)	$(55,504)	$(1,813,593)
Adjustments to reconcile net loss to net cash used in operating activities
Preferred stock issued for services	3,000	-	3,000
Common stock issued for services	-	6,250	6,250
Depreciation	5,250	-	5,250
Amortization of patent	416,665	-	416,665
Amortization of original issue and notes payable discounts	83,863	-	83,863
Changes in operating assets and liabilities
Increase in prepaid assets	(59,644)	-	(59,644)
Increase (decrease) in security deposit	2,840	(5,000)	(2,160)
Increase in accounts payable	89,758	5,211	94,969
Increase in customer deposits	27,515	-	27,515
Increase in accrued expenses	5,000	7,500	12,500
Net cash used in operating activities	(1,183,842)	(41,543)	(1,225,385)

Cash flows from investing activities
Furniture & Fixtures	(20,000)	-	(20,000)
Office Equipment	(11,964)	-	(11,964)
Net cash used in operating activities	(31,964)		(31,964)

Cash flows from financial activities
Restricted cash	(60,000)	-	(60,000)
Proceeds from convertible notes payable	573,000	-	573,000
Sale of common stock, net of costs	19,400	775,700	795,100

Net cash provided from financial activities	532,400	775,700	1,308,100

NET CHANGES IN CASH	(683,406)	734,157	50,751

CASH AT BEGINNING OF PERIOD	734,157	-	-

CASH AT END OF PERIOD	$50,751	$734,157	$50,751

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

INTEREST PAID	$-	$-	$-
INCOME TAX PAID	$-	$-	$-

NON CASH FINANCING AND INVESTING ACTIVITIES

PATENT PURCHASED WITH DEBT	$2,500,000	$-	$2,500,000
CONVERTIBLE NOTES PURCHASED BY SUBSCRIPTION RECEIVABLE	$90,000	$-	$90,000

See accompanying notes to the financial statements

MEDICAL ALARM CONCEPTS HOLDINGS, INC.
 (A DEVELOPMENT STAGE COMPANY)
June 30, 2009 and 2008
Notes to the Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND OPERATIONS

On June 4, 2008 Medical Alarm Concepts Holdings, Inc. ("Medical Holdings" or the “Company”) was incorporated under the laws of the State of Nevada. The Company was formed for the sole purpose of acquiring all of the membership units of Medical Alarm Concepts LLC.

On June 24, 2008, the Company merged with Medical Alarm Concepts LLC ("Medical LLC") a Pennsylvania Limited Liability Company.  The members of Medical Alarm Concepts LLC received 30,000,000 shares of the Company's common stock or 100% of the outstanding shares in the merger.  As of the date of the merger Medical LLC was inactive.

  Medical Alarm Concepts Holdings, Inc.  (“Medical Holdings” or the “Company”), a development stage company, was incorporated on June 4, 2008 under the laws of the State of Nevada. Initial operations have included organization and incorporation, target market identification, marketing plans, and capital formation. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace. The Company has not generated any revenues since inception. The Company plans to utilize new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Development stage company

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development Stage Enterprises” (“SFAS No. 7”). The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and equipment

Furniture and fixtures and office equipment are recorded at cost. Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of furniture and fixtures and office equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over their estimated useful life of seven (7) and five (5) years, respectively.  Upon sale or retirement of office equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Patent

The Company has adopted the guidelines as set out in Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”) for patent costs.  Under the requirements as set out in SFAS No. 142, the Company capitalizes and amortizes patent costs associated with the licensed product the Company intends to sell pursuant to the Purchase Agreement and the Patent Assignment Agreements, entered into on July 10, 2008 effective July 30, 2008, over their estimated useful life of four years. The costs of defending and maintaining patents are expensed as incurred.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

The Company follows Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for its long-lived assets.  The Company’s reviews it long-lived assets, which include furniture and fixtures, office equipment, and patent, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated or amortized over the newly determined remaining estimated useful lives.  The Company determined that there were no impairments of long-lived assets as of June 30, 2009 or 2008.

Fair value of financial instruments

The Company applies Statement of Financial Accounting Standards No. 107 “Disclosures about fair value of Financial Instruments” (“SFAS No. 107”) for disclosures about fair value of its financial instruments and has adopted Financial Accounting Standards Board (“FASB”) No. 157 “Fair Value Measurements” (“SFAS No. 157”) to measure the fair value of its financial instruments.  SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, SFAS No. 157 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by SFAS No. 157 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

As defined by SFAS No. 107, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.  The carrying amounts of the Company’s financial assets and liabilities, such as cash, cash – restricted, subscription receivable, prepaid expenses, accounts payable, customer deposits, accrued expenses and patent payable, approximate their fair values because of the short maturity of these instruments.  The Company’s convertible notes payable approximates the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangement at June 30, 2009.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at June 30, 2009 or 2008, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the fiscal year ended June 30, 2009 or 2008 or for the period from June 4, 2008 (inception) through June 30, 2009.

Revenue recognition

The Company’s future revenues will be derived principally from utilizing new technology in the medical alarm industry to provide 24-hour personal response monitoring services and related products to subscribers with medical or age-related conditions. The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 101 “Revenue Recognition” (“SAB No. 101”), as amended by (“SAB No. 104”) for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned less estimated future doubtful accounts. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement that the services have been rendered to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.

Discount on debt

The Company has allocated the proceeds received from convertible debt instruments between the underlying debt instruments and has recorded the beneficial conversion feature as equity in accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) and related interpretations. The conversion feature and certain other features were not considered embedded derivative instruments at June 30, 2009. The Company has also recorded the resulting discount on debt related to the warrants and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Financial instruments

The Company evaluates its convertible debt, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under SFAS No. 133 and related interpretations including Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock” (“EITF Issue No. 00-19”). The result of this accounting treatment is that the fair value of the embedded derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the Statement of Operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Equity instruments that are initially classified as equity that become subject to reclassification under SFAS No. 133 are reclassified to liability at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument is expected within 12 months of the balance sheet date.

Stock-based compensation and equity instruments issued to other than employees for acquiring goods or services

The Company accounted for its stock based compensation under the recognition and measurement principles of the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS No. 123R”) using the modified prospective method for transactions in which the Company obtains employee services in share-based payment transactions and the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 96-18 “Accounting For Equity Instruments That Are Issued To Other Than Employees For Acquiring, Or In Conjunction With Selling Goods Or Services” (“EITF 96-18”) for share-based payment transactions with parties other than employees provided in SFAS No. 123R.  All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instrument issued is the earlier of the date on which the third-party performance is complete or the date on which it is probable that performance will occur. The fair value of each option grant estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	June 30,	June 30,
	2009	2008
Risk-free interest rate	1.97% - 2.75%	-
Dividend yield	0.00%	-
Expected volatility	78% - 220%	-
Expected option life	5 years	-

Income taxes

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”).  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FIN 48.

Net loss per common share

Net loss per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”).  Basic loss per share is computed by taking net loss divided by the weighted average number of common shares outstanding for the period.  Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period to reflect the potential dilution that could occur from common shares issuable through stock options, warrants, and convertible debt, which excludes 3,646,500 shares of common stock issuable under warrants and 1,823,250 shares of common stock issuable under the conversion feature of the convertible notes payable for the fiscal year ended June 30, 2009, and no share equivalents were outstanding for the period from June 4, 2008 (inception) through June 30, 2008, respectively. These potential shares of common stock were not included as they were anti-dilutive.

Recently Issued Accounting Pronouncements

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 2009-213 on October 2, 2009.  Under the provisions of Section 404 of the Sarbanes-Oxley Act, public companies and their independent auditors are each required to report to the public on the effectiveness of a company’s internal controls.  The smallest public companies with a public float below $75 million have been given extra time to design, implement and document these internal controls before their auditors are required to attest to the effectiveness of these controls.  This extension of time will expire beginning with the annual reports of companies with fiscal years ending on or after June 15, 2010.  Commencing with its annual report for the year ending June 30, 2010, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In May 2009, FASB issued FASB Statement No. 165 “Subsequent events” (“SFAS No. 165”) to be effective for the interim or annual financial periods ending after June15, 2009.  The objective of this Statement is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  In particular, this Statement sets forth: 1. The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements. 2.  The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. 3. The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  The effect of adoption of SFAS No. 165 on the Company’s financial position and results of operations did not have a material effect.

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (the “Codification”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009.  The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place.  All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009.  The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

NOTE 3 – GOING CONCERN

As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $1,813,593 at June 30, 2009, and had a net loss of $1,758,089 for the fiscal year ended June 30, 2009.

The Company had a deficit accumulated during the development stage and had a net loss from inception with no revenues since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment, stated at cost, less accumulated depreciation at June 30, 2009 and 2008 consisted of the following:

	Estimated Useful Life (Years)	June 30, 2009	June 30, 2008
Furniture and fixtures	7	$20,000	$-
Office equipment	5	11,964	-
		31,964	-
Less accumulated depreciation		(5,250)	(-)
		$26,714	$-

Depreciation expense for the fiscal year ended June 30, 2009 and 2008 was $5,250 and $0, respectively.

NOTE 5 – PATENT

On July 10, 2008, the Company entered into a Purchase Agreement and Patent Assignment Agreement (“Agreement”) to be effective July 31, 2008. The Company is obligated to pay the seller $2,500,000 on June 30, 2012. The Agreement specifies interest of 6% to be payable monthly, commencing on July 31, 2008. The seller will reacquire all patents and applications if payment is not made on June 30, 2012. The patent is being amortized over its estimated useful life of four years. Amortization expense for the fiscal year ended June 30, 2009 and 2008 was $416,665 and $0, respectively.

NOTE 6 – CONVERTIBLE NOTES PAYABLE

On March 30, 2009, the Company sold convertible promissory notes in the aggregate principal amount of $467,500.  The aggregate gross proceeds of the sales were $425,000.  The notes do not bear interest, but instead were issued at an aggregate discount of $42,500.  The notes are due and payable on April 30, 2010.  The notes can convert into shares of the Company’s common stock, par value $0.001, at $0.40 per share.

On June 15, 2009, the Company sold convertible promissory notes in the aggregate principal amount of $261,800.  The aggregate gross proceeds of the sales were $238,000.  The notes do not bear interest, but instead were issued at an aggregate discount of $23,800.  The notes are payable July 15, 2010.  The notes can convert into shares of the Company’s common stock, par value $0.001, at $0.40 per share.

As of June 30, 2009, there was an aggregate of $729,300 in principal amount (face value at maturity) of term promissory notes outstanding.

NOTE 7 – STOCKHOLDERS’ EQUITY (DEFICIT)

Series A Convertible Preferred Stock

The Company issued Series A Convertible Preferred Stock totaling $3,000 on July 18, 2008 (the “Series A”) for services performed. The holders of Series A were issued 30,000,000 shares of preferred stock, having a stated value of $0.0001 per share.

The Series A has no voting rights, bears no dividends and is convertible at the option of the holder after the date of issuance at a rate of 1 share of common stock for every preferred share issued however, the preferred shares cannot be converted if conversion would cause the holder to own more than 5% of the issued and outstanding common stock.

Sale of common stock

On June 24, 2008 the Company issued 30,000,000 of its common stock at their par value of $0.0001 in exchange for all outstanding membership units of Medical Alarm Concepts, LLC held by the Company’s members.

For the period from June 6, 2008 through June 15, 2008, the Company sold 15,000,000 shares of its common stock at $0.05 per share for $750,000 to six (6) individuals.

On June 9, 2008, the Company issued 25,000 shares of its common stock at its fair market value of $0.25 per share or $6,250 to its attorneys, for services rendered.

For the period from June 23, 2008 through June 30, 2008, the Company sold 156,800 shares of its common stock at $0.25 per share for $39,200 to twenty-five (25) individuals.

For the period from July 1, 2008 through July 11, 2008, the Company sold 73,600 shares of its common stock at $0.25 per share for $18,400 to 17 individuals.

On November 12, 2008, the Company issued 4,000 shares of its common stock at its fair market value of $0.25 per share or $1,000 to two individuals.

Warrants

On March 30, 2009, together with the sale of convertible promissory notes discussed in Note 6, the Company issued warrants to purchase 2,337,500 shares of the Company’s common stock. The warrants are exercisable over five (5) years at an exercise price of $0.45 per share. The fair value of these warrants granted, estimated on the date of grant, was $302,940, which has been recorded as a discount to the convertible notes payable, using the Black-Scholes option-pricing model.

On June 15, 2009, together with the sale of convertible promissory notes discussed in Note 6, the Company issued warrants to purchase 1,309,000 shares of the Company’s common stock. The warrants are exercisable over five years at an exercise price of $0.45 per share. The fair value of these warrants granted, estimated on the date of grant, was $155,345, which has been recorded as a discount to the convertible notes payable, using the Black-Scholes option-pricing model.

NOTE 8 – INCOME TAXES

The Company was a limited liability company, until June 24, 2008 during which time the Company was treated as a partnership for Federal income tax purposes. Under subchapter K of the Internal Revenue Code, members of a limited liability company are taxed separately on their distributive share of the partnership’s income whether or not that income is actually distributed.

Since June 25, 2008, the Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes. At June 30, 2009, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $616,622 that may be offset against future taxable income through 2029.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $616,622, was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $616,622.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $616,622 and $0 for the fiscal year ended June 30, 2009 and 2008, respectively.

Components of deferred tax assets at June 30, 2009 and 2008 are as follows:

	June 30, 2009	June 30, 2008
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$616,622	-
Less valuation allowance	(616,622)	(-)
		25
Deferred tax assets, net of valuation allowance	$-	$-

Income taxes in the statements of operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Fiscal Year Ended June 30, 2009	For the Period from June 4, 2008 (inception) through June 30, 2008

Federal statutory income tax rate	34.0%	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%	(34.0)
Effective income tax rate	0.0%	0.0%

NOTE 9 – SUBSEQUENT EVENTS

The Company has evaluated all events that occurred after the balance sheet date through October 12, 2009, the date these financial statements were issued.  The Management of the Company determined that there were certain reportable subsequent events to be disclosed as follows:

On September 21, 2009, the Board of Directors and the majority shareholders, resolved to amend the Articles of Incorporation for the Company.  The Restated Articles affected an increase in the number of the Company’s authorized shares of common stock to 800,000,000 shares of common stock, $0.0001 par value per share. The share numbers on the balance sheet have been adjusted retroactively to reflect these changes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview

Plan of Operation

Medical Alarm Concepts has taken the proven PERS system and upgraded it with a new state-of-the-art technology. We are introducing a 2-way voice speakerphone pendant that connects to a monitored call center. No other PERS system on the market today offers two-way voice communication directly through the pendant. In an emergency, the current systems require the user to be NEAR the base station in order to communicate with the monitoring center. This leaves the user confined to a one-room radius of the base station at all times. Our system enables the user to communicate directly through their wearable pendant, leaving them free to move anywhere in and around the home.

Our primary focus is in the sale of our medical devices. We intend to link, install and monitor the medical alarm systems to a pre-designated central station. Our home communicator connects to a telephone line and our medical pendent, when activated, sends an automated digital telephone signal to a monitoring facility. Within seconds a highly trained monitoring professional follows a proscribed response protocol to quickly assess the situation and provide an appropriate response. This may include calling the police, fire, or ambulance to respond to the situation, or calling family, friends, or neighbors.

In addition, we also have a retail division that allows individuals who prefer not to pay the monthly fee, to make a one-time purchase of the unit. The unit will connect them to a designated personal contact or simply to 911.

Results of Operations

For the period from inception through June 30, 2009, we had no revenue. Expenses for the period from inception to June 30, 2009 totaled $1,609,004 resulting in a Net loss of $1,813,593.

Capital Resources and Liquidity

As of June 30, 2009, we had $50,751 in cash.

We believe we can satisfy our cash requirements for the next twelve months with our current cash. However, if we are unable to satisfy our cash requirements we may be unable to proceed with our plan of operations.  We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions.  In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we will suspend or cease operations.

We anticipate incurring operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the non-controlling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained non-controlling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners.  SFAS No. 160 affects those entities that have an outstanding non-controlling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS 161). This statement is intended to improve transparency in financial reporting by requiring enhanced disclosures of an entity’s derivative instruments and hedging activities and their effects on the entity’s financial position, financial performance, and cash flows. SFAS 161 applies to all derivative instruments within the scope of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133) as well as related hedged items, bifurcated derivatives, and non-derivative instruments that are designated and qualify as hedging instruments. Entities with instruments subject to SFAS 161 must provide more robust qualitative disclosures and expanded quantitative disclosures. SFAS 161 is effective prospectively for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. We are currently evaluating the disclosure implications of this statement.

 In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States.  This statement shall be effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.  The Company is currently evaluating the impact of SFAS 162, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60.” Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises. This results in inconsistencies in the recognition and measurement of claim liabilities. This Statement requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. This Statement requires expanded disclosures about financial guarantee insurance contracts. The accounting and disclosure requirements of the Statement will improve the quality of information provided to users of financial statements. The adoption of FASB 163 is not expected to have a material impact on the Company’s financial position.

Critical Accounting Policies and Estimates

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Use of Estimates: In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period.  Actual results could differ from those estimates.

Revenue Recognition:  Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is assured.  We had no revenue for the twelve months ended June 30, 2009 and 2007, respectively.

Stock-Based Compensation:

The Company accounts for its stock-based compensation under the provisions of SFAS No.123(R) Accounting for Stock Based Compensation. Under SFAS No. 123(R), the Company is permitted to record expenses for stock options and other employee compensation plans based on their fair value at the date of grant. Any such compensation cost is charged to expense on a straight-line basis over the periods the options vest. If the options had cashless exercise provisions, the Company utilizes variable accounting.

Common stock, stock options and common stock warrants issued to other than employees or directors are recorded on the basis of their fair value, as required by SFAS No. 123(R), which is measured as of the date required by EITF Issue 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. In accordance with EITF 96-18, the stock options or common stock warrants are valued using the Black-Scholes model on the basis of the market price of the underlying common stock on the valuation date, which for options and warrants related to contracts that have substantial disincentives to nonperformance is the date of the contract, and for all other contracts is the vesting date. Expense related to the options and warrants is recognized on a straight-line basis over the shorter of the period over which services are to be received or the vesting period. Where expense must be recognized prior to a valuation date, the expense is computed under the Black-Scholes model on the basis of the market price of the underlying common stock at the end of the period, and any subsequent changes in the market price of the underlying common stock up through the valuation date is reflected in the expense recorded in the subsequent period in which that change occurs.

In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123(R), requiring prominent disclosure in annual and interim financial statements regarding a company's method for accounting for stock-based employee compensation and the effect of the method on reported results.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer’s and director’s and their respective ages as of October 30, 2009 are as follows:

NAME	AGE	POSITION

Howard Teicher	40	Chief Executive Officer, Chairman of the Board of Directors

Ronnie Adams	60	President, Chief Financial Officer, and Director

Paul Green	39	Vice President of Sales and Marketing

Jennifer Loria	38	Vice President of Corporate Development

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years.

Howard Teicher

Mr. Teicher serves as our Chief Executive Officer, Chairman of the Board of Directors and the founder of Medical Alarm Concepts Holding, Inc. Mr. Teicher has been in the alarm industry for over 10 years and in the direct sales and marketing business for over 20 years. He owned and grew one of the largest home health air purification businesses in the United States. He is the recipient of top sales dealer of the year awards from such companies as Honeywell and General Electric.

Ronnie Adams

Ronnie Adam serves as our President, Chief Financial Officer, and Director. He has also served as President and Chief Financial Officer of a NASDAQ company that he started from inception and grew to over $60 million. Mr. Adams was the recipient of the prestigious Entrepreneur of the Year Award in 1996, sponsored by Dow Jones, NASDAQ, and Ernst & Young.

Paul Green

Paul Green serves as our Vice President of Sales and Marketing. He has an unparalleled track record in launching new companies and products. He was cofounder of Blue Chip Marketing, which invented a brand new category in Pharmaceutical retail sales. He currently manages over 40 rep groups across the country.

Jennifer Loria

Jennifer Loria serves as our Vice President of Corporate Development.  Ms. Loria has a strong background in strategic marketing, brand development, and industry trends. She has over 14 years experience developing and executing strategic marketing plans and programs for both consumer products and service deliverables. Prior to joining Medical Alarm Concepts, Ms. Loria served as Senior Marketing Manager for Buck Consultants, an ACS Company, where she successfully developed and launched a new Buck brand across multiple channels and lines of business.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

EXECUTIVE COMPENSATION

Summary Compensation Table; Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer during the years ended June 30, 2009 and 2008 in all capacities for the accounts of our executive, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Totals ($)
Howard Teicher:,	2009	$46,165	0	0	0	0	0	8,492.15	(2)	$54,657.15
CEO and Chairman	2008	$3,570	0	$0	0	0	0	0		$3,570

Ronnie Adams	2009	$49,938	0	0	0	0	0	1,603.38	(1)	$51,541.38
CFO	2008	$0	0	$0	0	0	0	0		$0

(1)	Howard Teicher’s other compensation consists of $7,128 for a car allowance and $1,364.15 in automobile insurance.
(2)	Ronnie Adams’ other compensation consists of $1,603.38 for a car allowance.

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through June 30, 2009.

Aggregated Option Exercises and Fiscal Year-End Option Value Table. There were no stock options exercised during period ending June 30, 2009 by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (“LTIP”) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

We do not have any employment agreements in place with our sole officer and director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of April 10, 2008 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	Howard Teicher 29 Sycamore Avenue Freehold, New Jersey 07728	9,375,000	20.7%

Common Stock	Ronnie Adams 2303 Regatta Circle Norristown, PA 19401	9,375,000	20.7%

Common Stock	Paul Green 44 Peachtree Place Atlanta, GA 30309	3,900,000	8.6%

Common Stock	Jennifer Loria 50 High Ridge Road Pound Ridge, NY 10576	2,000,000	4.4%

Common Stock	All executive officers and directors as a group	24,650,000	54.5%

(1)	Based upon 45,259,400 shares outstanding as of October 30, 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On June 24, 2008, we issued 30,000,000 founder shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933.  The total purchase price of the Shares was $0.0001.

Item 12A. Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

Our director and officer is indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

MEDICAL ALARMS CONCEPTS HOLDING, INC.

15,259,400 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  October __, 2009

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$10
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$2,490
Accounting fees and expenses	$7,500
Legal fees and expense	$15,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$25,000

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification Of Our Directors And Officers.

Our directors and officers are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales Of Unregistered Securities.

We were incorporated in the State of Nevada in June 2008 and 30,000,000 founder shares were issued for services rendered. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In June 2008, we sold 15,000,000 shares to 6 individuals at a purchase price of $0.05 per share.

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In July 2008, we completed a private placement offering where we sold 234,400 shares of our common stock at a purchase price of $0.25 per share to 40 shareholders.
The Common Stock issued in this offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in March 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
*3.1	Articles of Incorporation
*3.2	By-Laws
5.1	Opinion of Anslow & Jaclin, LLP
*10.1	Share Exchange Agreement between Medical Alarm Concepts Holding, Inc. and Medical Alarm Concepts, LLC
23.1	Consent of Li & Company, PC
23.2	Consent of Counsel, as in Exhibit 5.1

* Incorporated herein by reference to the Registrants Registration Statement on Form S-1 (file no. 333-153290) filed on September 2, 2008.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
 Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
 Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Plymouth Meeting, Pennsylvania on October 30, 2009.

Medical Alarm Concepts Holding, Inc.

By:	/s/ Howard Teicher
Howard Teicher Chief Executive Officer

Principal Executive Officers of Medical Alarm Concepts Holding, Inc.

By:	/s/ Howard Teicher
Howard Teicher Chief Executive Officer

By:	/s/ Ronnie Adams
Ronnie Adams Chief Financial Officer and Principal Accounting Officer

Majority of Board of Directors of Medical Alarm Concepts Holding, Inc.

By:	/s/ Howard Teicher
Howard Teicher Chairman of the Board of Directors

By:	/s/ Ronnie Adams
Ronnie Adams Director